Exhibit 4.1
SECURITIES EXCHANGE AGREEMENT
April 2008
          THIS SECURITIES EXCHANGE AGREEMENT (“Agreement”) is made as of the 30th day of April, 2008 by and among Corgi International Limited, a corporation organized under the laws of Hong Kong (the “Company”), and the investors, set forth on the signature pages affixed hereto (each an “Investor” and collectively the “Investors”).
Recitals
          A. The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended;
          B. The Investors wish to convert existing indebtedness (“Indebtedness”) as set forth on the Schedule attached hereto, and the Company wishes to issue to the Investors, upon the terms and conditions stated in this Agreement, American Depositary Shares (together with any securities into which such American Depositary Shares may be reclassified the “ADSs”) as set forth in Section 2.1 below; and
          C. In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:
          “Deposit Agreement” means the Deposit Agreement, dated as at January 1997, by and between the Company and The Bank of New York, as depositary, as the same may have been amended on or prior to the date hereof.
          “Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents.
          “Ordinary Shares” means the Ordinary Shares of the Company and any securities into which such Ordinary Shares may be reclassified underlying the ADSs of the Company.
          “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship,

unincorporated organization, governmental authority or any other form of entity not specifically listed herein.
          “Purchase Price” means the higher of $1.90 per Share, or if higher, the closing consolidated bid price at 4:00 p.m. (Eastern time) on the date this Agreement is signed by the Investors as reflected on the NASDAQ (General Market).
          “SEC Filings” has the meaning set forth in Section 4.4.
          “Shares” means the ADSs being purchased by the Investors hereunder.
          “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.
          “Transaction Documents” means this Agreement.
          “Underlying ADS Shares” means the Ordinary Shares underlying the Shares.
          “1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
          “1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
     2. Conversion of Indebtedness and Issuance of the Shares. Subject to the terms and conditions of this Agreement, on the Closing as provided below, each of the Investors shall severally, and not jointly, automatically convert the amount of outstanding Indebtedness as indicated on the signature page hereto, and the Company shall issue to such Investors, the Shares for the Purchase Price per Share, rounded down to the nearest whole share as described below in Section 2.1 and 2.2.
          2.1 Conversion. On the Closing, the aggregate amount of Indebtedness as indicated on the signature page hereto shall automatically be converted into the Company’s Shares issued at the Purchase Price per Share, rounded down to the nearest whole share, and the issuance of such shares upon such conversion shall be upon the terms and subject to this Agreement.
          2.2 Mechanics and Effect of Conversion. No fractional Shares will be issued upon conversion of the Indebtedness. In lieu of any fractional share to which any Investor would otherwise be entitled, the Company will pay to the Investor in cash the amount of the unconverted Indebtedness that would otherwise be converted into such fractional share. On the Closing, upon conversion of the Indebtedness, the Company will be forever released from all of its obligations and liabilities under any of the Indebtedness including without limitation the obligation to pay in cash any portion of the Indebtedness so converted.
     3. Closing The conversion of the Indebtedness shall automatically occur and be converted upon full execution of this Agreement. The Company shall use reasonable commercial efforts to cause the delivery of the certificates evidencing the ADS as promptly as possible after the Closing.
     4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors the following:
          4.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect.
          4.2 Authorization. The Company has full power and authority and has taken all requisite action on the part of the Company, its officers and directors, and as of the Closing will have taken all requisite action of the part of its shareholders, necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Shares. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.
          4.3 Valid Issuance. The Shares and the Underlying ADS Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement and the Deposit Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer imposed by applicable securities laws.
          4.4 Delivery of SEC Filings; Business. The Company has made available to the Investors through the EDGAR system true and complete copies of the Company’s most recent Annual Report on Form 20-F for the fiscal year ended March 31, 2007 (the “20-F”), and all other reports filed by the Company pursuant to the 1934 Act since the filing of the 20-F and prior to the date hereof (collectively, the “SEC Filings”).
          4.5 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.
     5 Representations and Warranties of the Investors. Each of the Investors hereby severally, and not jointly, represents and warrants to the Company that:
          5.1 Organization and Existence. If such Investor is not a natural person, such Investor is a validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to invest in the Shares pursuant to this Agreement.
          5.2 Authorization. The execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party have been duly authorized and will each constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.
          5.3 Purchase Entirely for Own Account. The Shares to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Shares for any period of time. Such Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.
          5.4 Investment Experience. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.
          5.5 Disclosure of Information. Such Investor has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Shares. Such Investor acknowledges receipt of copies of the SEC Filings. Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, limit or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.
          5.6 Restricted Shares. Such Investor understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.
          5.7 Legends. It is understood that, except as provided below, certificates evidencing the Shares may bear the following or any similar legend:
               (a) “The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144(k) or Rule 144(1), or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933 or qualification under applicable state securities laws.”
               (b) If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.
          5.8 Accredited Investor. Such Investor is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.
          5.9 No General Solicitation. Such Investor did not learn of the investment in the Shares as a result of any general solicitation or general advertising.
          5.10 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.
     6. Miscellaneous.
          6.1 Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investors.
          6.2 Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.
          6.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
          6.4 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors holding a majority of the aggregate Indebtedness being converted for

Shares hereunder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares, and the Company.
          6.5 Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Investors without the prior consent of the Company.
          6.6 Entire Agreement. This Agreement, including the Exhibits constitutes the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.
          6.7 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.
          6.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California without regard to the choice of law principles thereof.
          6.9 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor. The decision of each Investor to purchase ADS has been made by such Investor independently of any other Investor. Nothing contained herein and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Shares or enforcing its rights under the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.
[signature pages follow]

          IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

The Company:	CORGI INTERNATIONAL LIMITED

By:
Name:
Title:
[Securities Exchange Agreement Signature Page]

INVESTOR
JOHN CLOUGH

Total Amount of Indebtedness being converted:	$157,637.25

Description of Indebtedness:

Accrued and Unpaid Board Fees:	$134,500.00

Unreimbursed Expenses:	$23,137.25
Number of ADS:
[Securities Exchange Agreement Signature Page]

INVESTOR
CHARLES MCGETTIGAN

Total Amount of Indebtedness being converted:	$87,756.00

Description of Indebtedness:

Accrued and Unpaid Board Fees:	$80,500.00

Unreimbursed Expenses:	$7,256.00
Number of ADS:
[Securities Exchange Agreement Signature Page]

INVESTOR
LEO PAUL KOULOS

Total Amount of Indebtedness being converted:	$196,804.80

Description of Indebtedness:

Accrued and Unpaid Board Fees:	$91,000.00

Principal Amount of Note dated November 9, 2007:	$100,000.00

Interest Amount of Note dated November 9, 2007 to February 9, 2008 (90 Days @ 15% APR)	$3,750.00

Interest Amount of Note from February 9, 2008 to April 1, 2008 (30 Days @ 25% APR):	$2,054.80
Number of ADS:
[Securities Exchange Agreement Signature Page]

INVESTOR
DANIEL WIDDICOMBE

Total Amount of Indebtedness being converted:	$103,820.69

Description of Indebtedness:

Accrued and Unpaid Board Fees:	$91,000.00

Unreimbursed Expenses:	$12,820.69
Number of ADS:
[Securities Exchange Agreement Signature Page]

INVESTOR
TIMOTHY STEEL

Total Amount of Indebtedness being converted:	$56,000.00

Description of Indebtedness:

Accrued and Unpaid Board Fees:	$56,000.00
Number of ADS:
[Securities Exchange Agreement Signature Page]

SCHEDULE OF INDEBTEDNESS
Closing April 30, 2008

Name of Investor	Total Amount of Indebtedness	Number of ADS
John Clough	$157,637.25	82,966
Charles McGettigan	$87,756.00	46,187
Leo Paul Koulos	$196,804.80	103,581
Daniel Widdicombe	$103,820.69	54,642
Timothy Steele	$56,000.00	29,473
TOTAL	$602,018.74	316,849